Exhibit 10.(iii)(A)(7)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 24th day of January, 2005, between 7-Eleven, Inc., a Texas corporation (“7-Eleven,” “Company,” or “Employer”), and Gary R. Rose (“Executive”). 7-Eleven and Executive may hereinafter be referred to jointly as “the Parties.”

The Parties to this Agreement, in consideration of the mutual covenants contained herein, agree upon the following terms of employment of Executive by Employer:

1. Term: Subject to the terms and conditions herein, Employer hereby employs Executive and Executive hereby accepts employment for a term commencing on the date of this Agreement and continuing for a period of three years. After the expiration of the initial term, this Agreement shall renew for successive one-year periods, subject to the right of the Company and Executive to terminate this Agreement in accordance with the terms and conditions as set forth in subsequent sections of this Agreement, and subject to the right of the either Party to give the other a written notice of termination at least 90 days prior to the expiration of the then-current term. Should the Company decide not to renew this Agreement in accordance with the requirements of this paragraph, the employment relationship between Employer and Executive will continue on an “at-will” basis, and such decision shall not constitute a For Cause Termination, Performance Termination or Involuntary Termination, as those terms are defined below. Upon a “Change in Control” (as defined below), the term of this Agreement automatically shall continue, renew and extend to the date two years after the Change in Control or the end of the then-current term, whichever is later, and thereafter, this Agreement shall renew for successive one-year periods following the extended term, in each case subject to the right of the Company and Executive to terminate this Agreement in accordance with the terms and conditions as set forth in subsequent sections of this Agreement, and subject to the right of either Party to give the other a written notice of termination at least 90 days prior to the expiration of the extended term or renewal term, as applicable.

For purposes of this Agreement, “Change in Control” shall mean (a) the direct or indirect acquisition by any person or entity of any nature whatsoever (an “Acquiring Person”) other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or a subsidiary of the Company, of securities of the Company representing 50% or more of the combined voting power of the Company, such that such person becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the Company; or (b) the approval by the shareholders of the Company of a merger or a consolidation of the Company with any other person (or, if no such approval is required, the consummation of such a merger or consolidation of the Company), other than a merger or consolidation that would result in the stock of the Company outstanding immediately before the consummation thereof continuing to represent a majority of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation; or (c) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or distribution by the Company of all or substantially all of the Company’s assets (or, if no such approval is required, the consummation of such a liquidation, sale or disposition in one transaction or a series of related transactions), other than a liquidation, sale or disposition of all or substantially all of the Company’s assets in one transaction or a series of related transactions to a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

2. Duties: Executive will continue to serve the Company in the capacity of Executive Vice President and Chief Operating Officer, and in that capacity Executive will perform his duties to the best of his abilities, subject to the oversight of the Company’s Board of Directors (the “Board”). It is agreed and understood that the position, authority, duties and responsibilities of Executive shall be substantially the same as those performed by Executive as Executive Vice President and Chief Operating Officer immediately prior to the date of this Agreement, and that Executive shall at all times serve the best interests of the Company. The Company agrees that Executive shall at all times have such discretion and authority as is required in the carrying out of Executive’s duties in a proper and efficient manner, subject to such limits as the Board may impose through the Company’s Authorizing Resolutions or otherwise.

3. Compensation:

A. Salary: For all duties to be performed by Executive in any capacity hereunder, Executive shall be paid a base salary (the “Base Salary”) at an annual rate, to be determined by the Board, of not less than $425,000 per year, payable semi-monthly or in such other manner as may be established by the Company for the payment of its executives. The Board’s Compensation and Benefits Committee (the “Compensation Committee”), after consultation with the Board, may authorize upward compensation adjustments by way of Base Salary, bonus or otherwise, as it deems appropriate during the initial term of this Agreement or any extension thereof.

B. Bonus: In addition to the Base Salary, Employer shall pay Executive a bonus in the form of an Annual Performance Incentive (“API”). Executive’s API potential shall be targeted at not less than 60 percent of his Base Salary, but actual API payment amounts shall be determined each year based upon such performance targets, measurements and other criteria as are established and approved by the Compensation Committee. API for any given year shall be paid following year-end closeout, typically in February of the following year, and, subject to the terms of paragraphs 5B(1) and 7 below, Executive must be employed on the last day of the year in order to receive API applicable to that year.

C. Long-Term Incentive: Subject to the sole discretion of the Compensation Committee, which retains all decision-making authority with regard to the establishment, administration and continuation of the benefits described below, Executive will continue to be eligible for participation in the Company’s Long-Term Incentive Plan (the “LTI Plan”), which currently includes a Performance Share Component (the “Performance Share Plan”), and a Stock Option Component (the “Stock Option Plan”). Implemented at the discretion of the Compensation Committee, the LTI Plan typically applies to the Company’s top five executive officers and such other executives as may be selected for participation by the Compensation Committee.

D. Other Benefits: Executive shall be eligible to participate in or receive benefits under any employee benefit plan, program or arrangement made available by Employer in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

4. Termination: Unless otherwise agreed to in writing by Employer and Executive, Executive’s employment hereunder may be terminated under the following circumstances:

A. Death or Disability: Executive’s employment under this Agreement shall terminate automatically upon Executive’s death. If the Board determines in good faith that the Disability of Executive has occurred (pursuant to the definition of “Disability” set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment by the Company. In such event, Executive’s employment shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that Executive shall not have returned to full-time performance of his duties before the Disability Effective Date. For purposes of this Agreement, “Disability” means disability or incapacity that prevents Executive’s substantial and continuous performance of the essential functions of his position, with or without reasonable accommodation, for a period of more than 12 weeks after its commencement or for an aggregate of 16 weeks in any 12-month period as determined by the Board upon competent medical advice.

B. For Cause Termination: By a 75 percent vote of the Board, the Board may terminate Executive’s employment with the Company for cause, as defined in the following sentence. For purposes of this Agreement, a “For Cause Termination” means a termination due to: (i) a willful act of dishonesty by Executive in connection with the performance of Executive’s duties; (ii) a willful act of gross misconduct by Executive or a refusal by Executive to perform his duties; (iii) a willful breach by Executive of this Agreement; (iv) a material and willful violation of federal or state law or regulation applicable to the Company’s business; (v) Executive’s plea of “nolo contendere” to, or conviction of, a crime or commission of an act of moral turpitude; (vi) dishonesty, fraud, or embezzlement, an occurrence of which will be determined in the sole discretion of the Board; or (vii) abuse of alcohol or drugs.

C. Performance Termination: The Board may terminate Executive’s employment with the Company for Executive’s failure to adequately perform his job duties. For the purposes of this Agreement, a “Performance Termination” is a termination of Executive’s employment by the Company for failure to perform at an acceptable level, after the following prerequisites are satisfied: (i) Executive is presented with a written performance review that describes in detail the specific areas that require improvement and the specific actions that are to be taken by Executive to improve in the specified areas; (ii) Executive is allowed a period of 180 days in which to improve his performance, but has failed to do so; and, (iii) Executive’s termination is approved by a 75 percent vote of the Board.

D. Good Reason Termination: Executive may terminate his employment with the Company for good reason, as defined in the following sentence. For purposes of this Agreement, a “Good Reason Termination” means a termination initiated by Executive within 60 days following the occurrence of any of the following events: (i) a significant reduction in title, duties, or responsibilities that occurs without Executive’s consent (excluding any isolated or inadvertent action not taken in bad faith and which is remedied by the Company within 10 days after receipt of notice thereof given by Executive); or (ii) a reduction in Executive’s targeted total cash compensation opportunity (Base Salary plus target API), or a material reduction in the level of benefits that are provided to Executive under the LTI Plan, without Executive’s consent (excluding any isolated or inadvertent action not taken in bad faith and which is remedied by the Company within 10 days after receipt of notice thereof given by Executive, and excluding any adjustment in the level of Executive’s LTI Plan benefits that the Compensation Committee, in its sole discretion, may make in response to changes in the market-competitive levels of executive compensation).

E. Involuntary Termination: The Board may, at any time, terminate Executive’s employment with the Company without cause through an Involuntary Termination. An

“Involuntary Termination” is any termination of Executive’s employment by the Board that does not meet the definition of a For Cause Termination, a Performance Termination or a termination under Section 4(A) of this Agreement because of Executive’s Disability or death.

F. Voluntary Termination; Retirement: A “Voluntary Termination” is any resignation of employment by Executive that does not qualify as a Good Reason Termination.

G. Notice of Termination: Any termination occurring according to the terms of this Section (other than by reason of Executive’s death) shall be communicated by a Notice of Termination to the other Party given in accordance with Section 12 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which, (i) indicates the specific termination provision relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination; and, (iii) specifies the Date of Termination. The failure of Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of the basis for termination shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing its rights hereunder.

H. Date of Termination: “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Executive’s employment is terminated by reasons of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

5. Obligations of the Company in the event of Termination:

A. For Cause Termination:

(1). If Executive’s employment is terminated as a result of a For Cause Termination, Executive will receive the following:

(a). Payment of any unpaid Base Salary through the Date of Termination;

(b). Payment for any vacation time accrued and unused as of the Date of Termination, pursuant to Company policy; and,

(c). Executive’s ability to exercise any awards granted to him under the Stock Option Plan or the Performance Share Plan will be governed by the applicable plan documents and any award agreements issued under either plan.

(2). Unless specifically indicated elsewhere in this Section, coverage under all 7-Eleven benefit plans and programs (including, without limitation, API, Profit Sharing, Supplemental Executive Retirement Program, Long-Term Disability, Short-Term Disability, Accidental Death and Dismemberment, Executive Protection Plan, Executive Physical Plan, and car allowance) will terminate as of the Date of Termination except to the extent expressly provided in such plans or programs.

B. Involuntary and Good Reason Termination:

(1). If Executive’s employment is terminated as a result of a Good Reason Termination or an Involuntary Termination, Executive will receive the following:

(a). Payment of any unpaid Base Salary through the Date of Termination;

(b). Payment for any vacation time accrued and unused as of the Date of Termination, pursuant to Company policy;

(c). The Company will continue to pay Executive’s Base Salary for a period of two and one-half years from the Date of Termination. The Base Salary amount to be paid during this period will be the same amount of Base Salary being earned by Executive immediately prior to the Date of Termination, and the amount referenced in this sub-paragraph will be paid in the same manner that the Company pays Base Salary to its other executives (although the Compensation Committee retains sole discretion to determine the manner in which it will make this payment to Executive, which may include, without limitation, a lump sum payment of all sums owed hereunder);

(d). Payment of 100 percent of Executive’s API target potential for the year in which the termination occurs and for one year thereafter, and then payment of 50 percent of Executive’s API target potential for the following year thereafter, each to be paid at the same time and in the same manner as API payments are made to other API-eligible employees;

(e). Payment of an amount equal to the executive car allowance that would have been paid to Executive for the balance of the year in which the termination occurs;

(f). If Executive is otherwise eligible for retiree medical coverage, beginning the day after the Date of Termination, Executive and his eligible dependents shall receive retiree medical and dental coverage under the 7-Eleven, Inc. Comprehensive Welfare Benefits Plan (the “Benefits Plan”), subject to (i) Executive’s timely payment of all applicable monthly retiree medical and dental premiums to 7-Eleven’s Group Insurance Department in the same manner as other covered retirees; and (ii) the terms and conditions contained in the applicable plan document. Provided that Executive remains covered under the Benefits Plan, for the period of time during which the Company continues to pay Executive’s Base Salary, the Company will make annual payments to Executive, the net amount of which will be equal to the cost of retiree medical and dental coverage for Executive and his covered dependents, less an amount equal to the premiums that would be charged to an active employee of the Company for comparable coverage. Each annual payment made under this paragraph will reimburse Executive only for those months in that given year that are included in the continuation period described above. The Company’s obligation to make any further payment under this subparagraph (f) will immediately terminate if Executive becomes covered under a subsequent employer’s medical plan at any time during the relevant three-year period;

(g). If Executive is not eligible for retiree medical coverage, Executive may elect to continue his medical coverage for a period of 18 months as permitted by the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), subject to (i) Executive’s timely payment of all applicable monthly premiums in the same manner as other employees with COBRA coverage; and (ii) the terms and conditions contained in the applicable plan document. Provided that Executive continues his COBRA coverage, for a period of 18 months from the Date of Termination, the Company will make an annual payment to Executive, the net amount of which will be equal to the cost of COBRA coverage for Executive and his covered dependents, less an amount equal to the premiums that would be charged to an active employee of the Company for comparable coverage. Each annual payment made under this paragraph will reimburse Executive only for those months in that given year that are included in the 18-month period described above. The Company’s obligation to make any further payment under this subparagraph (g) will immediately terminate if Executive becomes covered under a subsequent employer’s medical plan at any time during the relevant 18-month period;

(h). Under the Company’s Executive Protection Plan (the “EPP”), the Retirement Income Benefit is calculated based on Executive’s age at the Date of Termination. For purposes of this subparagraph (g) only, for every two years of service with the Company at the Date of Termination, an additional year will be added to Executive’s age at the Date of Termination for purposes of calculating the amount of Executive’s Retirement Income Benefit, up to a maximum of five years of additional age credit; and

(i). The Company will provide outplacement services to Executive, at the Company’s cost, to be rendered by an agency located in the area where Executive is domiciled that Executive may select from the Company’s approved list of providers. In order to receive such outplacement services at the Company’s expense, Executive must begin using the outplacement program within 180 days following the Date of Termination. Outplacement services will be provided to Executive for a maximum of 12 months at the Company’s expense.

(2). With regard to any stock-based awards issued under the Stock Option Plan or the Performance Share Plan:

(a) If Executive is eligible for Early Retirement or Normal Retirement as defined in the applicable plan document(s) or any award agreement(s) issued thereunder, the terms of the plan document(s) and award agreement(s) will apply.

(b) If Executive is not eligible for Early Retirement or Normal Retirement as defined in the applicable plan document(s) or any award agreement(s) issued thereunder, notwithstanding any language in the Stock Option Plan, the Performance Share Plan or any applicable award agreements to the contrary, the following rules will apply:

(i) For Options, vested Options will be governed by the terms of the Stock Option Plan, but with regard to Options that are not vested as of the Date of Termination, 50 percent of those unvested Options will immediately vest, and Executive will be permitted to exercise those Options until the earlier of (1) the 60th day following the Date of Termination or (2) the expiration of the Option term, after which time the Options will lapse; and

(ii) For any Restricted Stock Units that are the subject of an award agreement issued under the Performance Share Plan, Executive will receive Restricted Stock Units equal to 50 percent of the prorated share of the Long-Term Incentive that may be awarded based on the percentage of the Performance Period during which Executive was employed by the Company. Any such units shall be awarded at the same time and in the same manner as other eligible executives receive their awards.

(4). Except to the extent specifically indicated elsewhere in this Section, coverage under all 7-Eleven benefit plans and programs (including, without limitation, Profit Sharing, Supplemental Executive Retirement Program, Long-Term Disability, Short-Term Disability, Accidental Death and Dismemberment, Executive Protection Plan, and Executive Physical Plan) will terminate as of the Date of Termination except to the extent expressly provided in such plans or programs.

C. Performance Termination:

(1). If Executive’s employment is terminated because of a Performance Termination, Executive will receive the following:

(a). Payment of any unpaid Base Salary through the Date of Termination;

(b). Payment for any vacation time accrued and unused as of the Date of Termination, pursuant to Company policy;

(c). The Company will continue to pay Executive’s Base Salary for a period of six months from the Date of Termination. The Base Salary amount to be paid during this period will be the same amount of Base Salary being earned by Executive immediately prior to the Date of Termination, and the amount referenced in this sub-paragraph will be paid in the same manner that the Company pays Base Salary to its other executives (although the Compensation Committee retains sole discretion to determine the manner in which it will make this payment to Executive, which may include, without limitation, a lump sum payment of all sums owed hereunder);

(d). If Executive is otherwise eligible for retiree medical coverage, beginning the day after the Date of Termination, Executive and his eligible dependents shall receive retiree medical and dental coverage under the Benefits Plan, subject to (i) Executive’s timely payment of all applicable monthly retiree medical and dental premiums to 7-Eleven’s Group Insurance Department in the same manner as other covered retirees; and (ii) the terms and conditions contained in the applicable plan document. Provided that Executive remains covered under the Benefits Plan for the first six months following the Date of Termination, the Company will make a payment to Executive, the net amount of which will be equal to the cost of retiree medical and dental coverage for Executive and his covered dependents, less an amount equal to the premiums that would be charged to an active employee of the Company for comparable coverage for that six-month period. The Company’s obligation to make any further payment under this subparagraph (d) will be extinguished should Executive obtain medical coverage under a subsequent employer’s benefits plan at any time during the relevant six-month period.

(e). If Executive is not eligible for retiree medical coverage, Executive may elect to continue his medical coverage as permitted by the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), subject to

(i) Executive’s timely payment of all applicable monthly premiums in the same manner as other employees with COBRA coverage; and (ii) the terms and conditions contained in the applicable plan document. Provided that Executive continues his COBRA coverage, for a period of six months from the Date of Termination, the Company will make a payment to Executive, the net amount of which will be equal to the cost of COBRA coverage for Executive and his covered dependents, less an amount equal to the premiums that would be charged to an active employee of the Company for comparable coverage. The Company’s obligation to make any further payment under this subparagraph (e) will immediately terminate if Executive becomes covered under a subsequent employer’s medical plan at any time during the relevant six-month period.

(2). Executive’s rights with regard to any stock-based awards issued under the Stock Option Plan or the Performance Share Plan will be governed by the terms of the applicable plan documents and any award agreements issued thereunder.

(3). Except to the extent specifically indicated elsewhere in this Section, coverage under all 7-Eleven benefit plans and programs (including, without limitation, API, Profit Sharing, Supplemental Executive Retirement Program, Long-Term Disability, Short-Term Disability, Accidental Death and Dismemberment, Executive Protection Plan, Executive Physical Plan, and car allowance) will terminate as of the Date of Termination except to the extent expressly provided in such plans or programs.

D. Termination due to Voluntary Termination, Death or Disability:

(1). If Executive’s employment is terminated because of a Voluntary Termination, death or Disability, Executive (in the case of a Voluntary Termination or Disability) or Executive’s estate (in the case of death) will receive the following:

(a). Payment of any unpaid Base Salary through the Date of Termination;

(b). Payment for any vacation time unused as of the Date of Termination, pursuant to Company policy; and,

(c) Any other benefit that the Compensation Committee may, in its sole discretion, choose to provide.

(2). Any stock-based awards issued under the Stock Option Plan or the Performance Share Plan will be governed by the terms of the applicable plan documents and any award agreements issued thereunder.

(3). Coverage under all 7-Eleven benefit plans and programs (including, without limitation, API, Profit Sharing, Supplemental Executive Retirement Program, Long-Term Disability, Short-Term Disability, Accidental Death and Dismemberment, Executive Protection Plan, Executive Physical Plan, and car allowance) will terminate as of the Date of Termination except to the extent expressly provided in such plans or programs.

E. Deferral of Certain Payments and Benefits

Notwithstanding any provision in this Agreement to the contrary, if the payment of any amount or the provision of any benefit under this Agreement would be subject to additional taxes and/or interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if paid or provided at the time otherwise provided herein, then the payment of such amount or the provision of such benefit shall be deferred to the extent required to avoid such additional taxes and interest.

6. Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (1) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made initially by the Company in good faith. If a reduced benefit is provided hereunder in accordance with clause (1) of the first sentence of this paragraph and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

7. Going Private. In the event the Company completes a transaction that results in the Company “Going Private,” as defined below, Executive may elect to resign his position after giving 30 days’ written notice to the Company, at which time Executive shall receive the separation benefits outlined in Section 5(B) of this Agreement. In order to receive the benefits described in this paragraph, Executive must give his resignation notice to the Company within 60 days following the completion of the Going Private transaction. For the purposes of this Agreement, the term “Going Private” shall include any transaction that results in the occurrence of any of the following events: (i) the Company’s common stock is no longer listed on any national securities exchange or quoted on the Nasdaq National Market or other securities quotation system; (ii) the Company is no longer subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act; or (iii) the Company becomes subject to Rule 13e-3 under the Exchange Act.

8. Ownership and Protection of Information.

A. Disclosure to Executive. The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company and its subsidiaries and affiliates (collectively, the “Related Parties”); and/or shall entrust Executive with business opportunities of the Related Parties; and/or shall place Executive in a position to develop business good will on behalf of the Related Parties.

B. Property of the Company. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during Executive’s employment by the Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) which relate to the business, products or services of the Related Parties (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing, evaluations, opinions, interpretations, acquisition prospects, the identity of customers, vendors or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to the Company and are and shall be the sole and exclusive property of the Related Parties. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of the Related Parties. Upon Executive’s termination of employment for any reason, Executive shall deliver the same, and all copies thereof, to the Company.

C. Ownership by the Related Parties. If, during Executive’s employment by the Company, Executive creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the business, products, or services of the Related Parties, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), Executive shall disclose such work to the Company. The Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company or another Related Party as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and the Company or another Related Party shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered and is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

D. No Unauthorized Use or Disclosure. Executive acknowledges that the business of the Related Parties is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Related Parties use in their business to obtain a competitive advantage over their competitors. Executive further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Related Parties in maintaining their competitive position. Executive hereby agrees that Executive will not, at any time during or after Executive’s employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Related Parties, or make any use thereof, except in the carrying out of Executive’s employment responsibilities hereunder. The Related Parties (other than the Company, which is a direct beneficiary of this Agreement) shall be third party beneficiaries of Executive’s obligations under this Section 8. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Related Parties. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as the confidential business information and trade secrets of the Related Parties. These obligations of confidence apply irrespective of whether the information has been reduced to a tangible medium of expression (e.g., is only maintained in the minds of the Company’s employees) and, if it has been reduced to a tangible medium, irrespective of the form or medium in which the information is embodied (e.g., documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps and all other writings or materials of any type).

E. Assistance by Executive. Both during the period of Executive’s employment by the Company and thereafter, Executive shall assist the Related Parties and their respective nominees, at any time, in the protection of the Related Parties’ worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and their copyrighted works, including without limitation, the execution of all formal assignment documents requested by the Related Parties or their respective nominees and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

9. Non-Competition; Non-Solicitation of Employees; Non-Disparagement. The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Related Parties; and/or shall entrust Executive with business opportunities of the Related Parties; and/or shall place Executive in a position to develop business good will on behalf of the Related Parties. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of the Related Parties that have been or will in the future be disclosed or entrusted to Executive, the business good will of the Related Parties that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by the Related Parties; and as an additional incentive for the Company to enter into this Agreement, the Company and Executive agree to the following non-competition, non-solicitation and non-disparagement provisions:

A. Non-Competition. During the term of Executive’s employment and for a 24-month period following termination of Executive’s employment for any reason whatsoever, or such longer period as the Company shall continue to pay Executive’s Base Salary under Section 5 of this Agreement (the “Restricted Period”) Executive shall not, in any geographic area or market where the Company conducts business, become engaged in, render services to permit Executive’s name to be used in connection with, own, manage, operate, control, be employed by, participate in, consult with or be connected in any manner, whether as an officer, director, employee, agent, consultant, equity holder (other than as the holder of less than 2 percent of the aggregate outstanding shares of a class of equity securities publicly traded on a national securities exchange or quotation system) or other capacity with the ownership, management, operation or control of any business or enterprise primarily engaged in the business of convenience retailing.

B. Non-Solicitation of Employees. Executive agrees that, during the Restricted Period, he shall not directly or indirectly (through a professional search firm, human resources department, or otherwise) induce, encourage, or otherwise recruit any employee of the Related Parties to accept employment at any company or other entity or induce or attempt to influence, directly or indirectly, any employee to terminate employment with the Related Parties.

C. Non-disparagement. The Parties agree that, during the term of Executive’s employment with the Company and thereafter (including the period following Executive’s termination of employment for any reason): (i) Executive will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Related Parties or any of their respective officers, directors, employees, advisors, businesses or reputations; and (ii) the Company will use reasonable efforts to cause the officers of the Company to not make any statements or representations or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude (A) either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation or legal process, or (B) Executive, during the term of Executive’s employment with the Company, from making truthful statements or disclosures to any director, employee, consultant, professional advisor or other third party representative of the Company, in each case having a need to know, which disclosures are reasonably necessary for Executive to perform his duties as the Executive Vice President and Chief Operating Officer.

D. Irreparable Injury. Executive agrees that any material breach of the terms in Sections 8 and 9 of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Executive further agrees that in the event of said material breach or any reasonable threat of material breach, the Company shall have the right to terminate payment of any continuing payment obligations it may have under the terms of this Agreement or otherwise, and shall be entitled to enforce the provisions of Sections 8 and 9 of this Agreement through specific performance, immediate injunctive relief and restraining order to prevent such material breach or threatened material breach. The terms of this subparagraph 9(D) shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages.

E. Reformation. It is expressly understood and agreed that the Company and Executive consider the restrictions contained in Sections 8 and 9 of this Agreement to be reasonable and necessary to protect the proprietary information of the Related Parties. Nevertheless, should a court or arbitrator determine that any provision of Sections 8 or 9 of this Agreement are unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties agree that such provision shall be modified by the court or arbitrator so as to be reasonable and enforceable, and as so modified by the court or arbitrator, to be fully enforced.

10. Cooperation. Executive agrees that between the Date of Termination and the date Executive ceases to receive any benefit under this Agreement, Executive shall cooperate with the Company, upon the Company’s reasonable request (and only to the extent that such cooperation does not interfere with Executive’s other business and personal obligations), if Executive’s assistance should be needed in connection with (i) any legal matters in which the

Company is, or may become, involved, or (ii) the transfer of knowledge or information regarding 7-Eleven’s operations or other issues with which Executive was involved during his employment. Such cooperation is an integral part of this Agreement, and Executive shall not be entitled to any further compensation for such cooperation; however, the Company will reimburse any reasonable expenses Executive may incur in connection with such cooperation.

11. Indemnification; Directors’ and Officers’ Liability Insurance. As provided in the Company’s Bylaws, the Company shall indemnify Executive to the full extent permitted by the Texas Business Corporation Act in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of Executive’s service as an officer or director of the Company. In addition, the Company agrees to continue and maintain a directors’ and officers’ liability insurance policy or policies covering Executive to the same extent that the Company provides such coverage for its other executive officers and directors.

12. Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered or mailed by expedited delivery service or certified or registered mail, return receipt requested, first-class postage prepaid, or sent by facsimile (provided that the sender confirms the facsimile by sending an original confirmation copy thereof by certified or registered mail or expedited delivery service within two business days after transmission thereof) to the respective Parties at the following addresses unless and until a different address has been designated by written notice to the other Party:

Notices to 7-Eleven:

7-Eleven, Inc.

Legal Department

Attn.: General Counsel

2711 N. Haskell Ave.

Dallas, TX 75204

Facsimile No. (214) 841-6574

Notices to Executive:

Gary R. Rose

[Address]

[Facsimile No.]

Any notice shall be deemed to have been given at the time of personal delivery or, in the case of facsimile, upon transmission (provided confirmation is sent as described above) or, in the case of expedited delivery service or registered or certified mail, three business days after the date and time of mailing.

13. Arbitration.

A. Except as provided in Section 13B hereof, any and all claims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving the Company, Executive, and/or their respective representatives, even though some or all of such claims allegedly are extracontractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be determined and finally settled by binding arbitration in the City of Dallas, Texas, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction, although the filing of such an award in any court is not meant to confer any right of appeal or impact the finality of such an award in any way. The arbitrator shall have no power to modify any of the provisions of this Agreement, and his or her jurisdiction is limited accordingly. A Party requesting arbitration hereunder shall give 10 days’ written notice to the other Party to request such arbitration. Unless the arbitrator decides otherwise, the successful Party in any such arbitration shall be entitled to reasonable attorneys’ fees and costs associated with such arbitration. If the Parties cannot agree upon an arbitrator, then one shall be appointed by the governing office of the American Arbitration Association. Any arbitrator so appointed shall have extensive experience in a profession connected with the subject matter of the dispute. Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to arbitration, such period shall automatically be extended by the number of days plus 10 that are taken for the determination of that matter by the arbitrator. The arbitrator’s decision shall be final and nonappealable to the maximum extent permitted by law. This agreement to arbitrate shall be enforceable in either federal or state court. The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrator. In deciding the substance of any such claims, the arbitrator shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other State’s law), and Texas arbitral law, e.g. Chapter 171 of the Texas Civil Practice & Remedies Code, shall not apply.

B. Relief in Court. Notwithstanding the agreement to arbitrate contained in Section 13A, in the event that either Party wishes to seek a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief in connection with any or all such claims, demands, cause of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving the Company, Executive, and/or their respective representatives, even though some or all of such claims allegedly are extracontractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, each Party shall have the right to pursue such injunctive relief in court, rather than by arbitration. The Parties agree that such action for a temporary restraining order, a preliminary or temporary injunction, or other injunctive relief may be brought in the state or federal courts residing in the City of Dallas, Texas, or in any other forum in which jurisdiction is appropriate.

14. Miscellaneous.

A. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws, except that Texas arbitral law, e.g. Chapter 171 of the Texas Civil Practice & Remedies Code, shall not apply.

B. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

C. Capitalized Terms. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meaning given to them in The 7-Eleven, Inc. 1995 Stock Incentive Plan or the applicable award agreement.

D. Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by the Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive, and Executive shall not have any right to vote or decide upon any such matter. If any determination or other action required of the Board hereunder requires that such determination or other action be taken by a majority, specified number or specified percentage of the Board, then such majority, number or percentage shall be determined as if Executive was not a member of the Board.

E. Entire Agreement. This Agreement contains the entire agreement between Executive and the Company with regard to the Company’s employment of Executive and supersedes and nullifies all previous agreements between the Parties about the Company’s employment of Executive.

F. Amendment. No change, amendment or modification of this Agreement shall be valid unless the same is in writing, and is (i) agreed to by the Compensation Committee and Executive, and (ii) signed by both the Company and Executive.

G. Invalid Provision; Language Construction. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area or scope of such invalid, illegal or unenforceable provision and, its reduced form, it shall be enforceable. It is the intent of the Parties that the provisions of this Agreement be enforceable to the fullest extent permitted by applicable law. The Parties agree that the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either Party.

H. No Assignment. This Agreement is personal to Executive and, without prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.

I. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

J. Waiver. The Company’s or Executive’s failure to insist on strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision of this Agreement.

K. Remedies. The Parties shall be entitled to enforce their respective rights under this Agreement specifically, to recover damages (including without limitation, reasonable fees and expenses of counsel) by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their respective favor. The Parties agree and acknowledge that monetary damages may not be an adequate remedy for any breach or threatened breach of the provisions of this Agreement and that any Party may in its respective sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement. Such injunction or decree shall be available without the posting of any bond or other security.

L. Deemed Resignations. Any termination of Executive’s employment with the Company shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of Executive from the Board (if applicable) and from the board of directors of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

M. Consultation with Attorney. Executive acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement.

N. Survival. No termination of Executive’s employment (for whatever reason) shall reduce or terminate Executive’s covenants and agreements in Sections 8, 9 and 10.

O. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the day and year first shown above.

/s/ GARY R. ROSE
Gary R. Rose

7-ELEVEN, INC.	Attest:

/s/ JAMES W. KEYES	/s/ DAVID T. FENTON
James W. Keyes	Assistant Secretary
President and CEO